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Exhibit (a)(1)(D)

Form of
Confirmation of Cancellation of Eligible Options and Promise to Grant New Options

To:
[Employee Name]

From:
Jim O'Shea

Date:

Re:
Confirmation of Participation in the Offer to Exchange

        This is to confirm your participation in the Offer to Exchange (the "Offer") of Bioject Medical Technologies Inc. ("Bioject"). Terms not explicitly defined in this Confirmation will have the same definitions as used in the Offer. The eligible option(s) held by you that have been cancelled are identified below:

Option Number	Option Grant Date
Option Type	Shares Cancelled
Option Price	Option Cancel Date

        On or after February 28, 2005, subject to your continued employment with Bioject or one of its subsidiaries, Bioject will grant you a new option for the number of shares calculated in accordance with the following exchange ratios (rounded down to the nearest whole share):

  •
  For eligible options that have an exercise price per share greater than or equal to $4.50 and less than or equal to $7.00, the exchange ratio of shares underlying eligible options to shares underlying new options is equal to 1.5-to-1.

  •
  For eligible options that have an exercise price per share greater than or equal to $7.01 and less than or equal to $10.00, the exchange ratio of shares underlying eligible options to shares underlying new options is equal to 2.5-to-1.

  •
  For eligible options that have an exercise price per share greater than or equal to $10.01 and less than or equal to $13.26, the exchange ratio of shares underlying eligible options to shares underlying new options is equal to 3.5-to-1.

        The new options will have an exercise price equal to the closing price of our common stock as reported on The Nasdaq SmallCap Market on the date the new options are granted.

        If you have questions regarding the above, contact Christine Farrell via e-mail at cfarrell@bioject.com or at (503) 691-4132.

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  Exhibit (a)(1)(D)
Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options